EXHIBIT 99.1

Vision-Sciences, Inc. Announces $3.6 Million in Revenue for Its Third Fiscal Quarter 2009

96% Revenue Growth Over Its Third Fiscal Quarter 2008

ORANGEBURG, N.Y., Feb. 13, 2009 (GLOBE NEWSWIRE) -- Vision-Sciences, Inc., (Nasdaq:VSCI) today announced results for its third fiscal quarter ended December 31, 2008 (Q3 09) and for the nine months ended December 31, 2008 (YTD 09). For Q3 09, revenues were $3.6 million, an increase of $1.8 million, or 96%, over our fiscal quarter ended December 31, 2007 (Q3 08). Sales for YTD 09 were $9.1 million, an increase of $1.7 million, or 23% compared to $7.4 million for the nine months ended December 31, 2007 (YTD 08). Loss from operations in Q3 09 was $3.1 million, compared to $2.1 million in Q3 08, an increase of $1.0 million. Loss from operations YTD 09 was $10.1 million, compared to $6.0 million YTD 08, an increase of $4.1 million.

Abbreviated results (in '000), except for per share data, for Q3 09 compared to Q3 08, and for YTD 09 compared to YTD 08, are as follows:

                                   Increase/                  Increase/
                   Q3 09    Q3 08 (Decrease) YTD 09   YTD 08 (Decrease)
                  -------- ------- -------- --------  ------- --------
 Sales            $ 3,610  $ 1,845  $1,765  $  9,091  $ 7,402   $1,689
 Loss from
  operations       (3,140)  (2,061)  1,079   (10,119)  (5,951)   4,168
 Net loss          (3,063)  (2,000)  1,063    (5,679)  (4,768)     911
 Net loss
  per share       $ (0.08) $ (0.06) $ 0.02  $  (0.16) $ (0.14)  $ 0.02

Please refer to the attached balance sheet and profit & loss statement.

Medical sales in Q3 09 grew by 123% from Q3 08, from $1.2 million to $2.8 million, and industrial sales for the same period grew by 39%, from $598 thousand to $834 thousand. Medical sales in YTD 09 grew by 23% from YTD 08, from $5.6 million to $6.9 million, while industrial sales for the same period grew by 22%, from $1.8 million to $2.2 million. Quarterly and YTD sales exclude discontinued operations of BEST-DMS. Sales from discontinued operations for Q3 09 and Q3 08 were $82 thousand and $175 thousand, respectively. YTD 09 and YTD 08 sales were $583 thousand and $175 thousand, respectively. Our sales increase for Q3 09 and YTD 09 are a result of (i) additional fiberscope sales over Q3 08, when our sales were impacted by the shortage of parts due to our dispute with Pentax; (ii) the availability of our new videoscopes, which were not available in Q3 08, and (iii) higher unit prices for our videoscope product line than for our fiberscope product line.

The increase in loss from operations of $1.0 million during Q3 09 and of $4.1 million in YTD 09 is mainly attributable to: (i) initial production start-up cost related to our new videoscope products; (ii) initial sales and marketing expenses related to the launching of our videoscope family of products and building our sales force; (iii) higher research and development expenses related to the further development and expansion of our videoscope family of products and development of our new 4000 series line of fiberscopes; and (iv) increased operational expenses to support the anticipated growth of our production capacity for our videoscope and our newly developed 4000 series fiberscope product lines.

As a result of our desire to focus our attention and financial resources on our core business in the medical segment, during this quarter we sold the assets of our health services segment (the BEST-DMS assets). As a result of the BEST-DMS asset sale, we recorded a loss of $10 thousand in Q3 09 and a loss of $783 thousand for YTD 09. Additionally, net loss from the health services segment were classified as discontinued operations in the consolidated statements of operations, in the first nine months of our fiscal 08 and fiscal 09, respectively.

Our net loss for Q3 09 was $3.1 million, or $0.08 per share, compared to $2.0 million, or $0.06 per share in Q3 08. Our net loss for YTD 09 was $5.7 million, or $0.16 per share, of which $783 thousand are due to the discontinued operations of BEST-DMS. In YTD 08, our net loss was $4.8 million, or $0.14 per share.

Ron Hadani, President and CEO, stated, "This quarter's sales represents the start of an expected accelerated growth of our revenues due to the introduction of our videoscope family of products. It is important to note that our sales of our ENT (Ear-Nose-Throat) videoscopes to Medtronic ENT, which started in our second fiscal quarter, became a significant growing component of our videoscope business.

"We are very excited with our state-of-the-art pipeline of newly developed products. We are scheduled to release our new line of fiberscopes, the 4000 series, and our new video bronchoscopy line of products, used by pulmonologists and other physicians for airway management, in the beginning of our fiscal 2010 which starts April 1, 2009."

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Vision-Sciences, Inc. and its subsidiaries own the registered trademarks Vision Sciences(r), Slide-On(r) and EndoSheath(r). Information about Vision-Sciences' products is available at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for the same, availability of parts on acceptable terms, our ability to design new products and the success of such new products, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "belief", "expects", "intends", "anticipates", "enables" or "plans" to be uncertain and forward-looking. Vision-Sciences assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

                VISION-SCIENCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

                                            December 31     March 31,
                                                2008         2008(a)
                                            ------------  ------------
                  ASSETS                     (unaudited)
 Current assets:
  Cash and cash equivalents                 $  1,539,811  $ 10,641,482
  Short term investments                       9,573,462     8,062,418
  Accounts receivable, net of allowance for
   doubtful accounts of $301,923 and
   $162,800, respectively                      2,261,274       974,835
  Inventories, net                             6,746,443     4,021,077
  Prepaid expenses and deposits                  439,674       442,835
  Current assets of discontinued operations       13,589       135,023
                                            ------------  ------------
   Total current assets                       20,574,253    24,277,670
                                            ------------  ------------

 Property and equipment, at cost:
  Machinery and equipment                      5,578,226     4,936,201
  Furniture and fixtures                         215,869       390,586
  Leasehold improvements                         596,743       594,953
                                            ------------  ------------
                                               6,390,838     5,921,740
  Property and equipment of discontinued
   operations                                         --       137,500
  Less -- Accumulated depreciation and
   amortization                                4,532,619     4,259,866
  Less -- Accumulated depreciation and
   amortization of discontinued operations            --        22,917
                                            ------------  ------------
   Total property and equipment, net           1,858,219     1,776,457
  Other assets, net of accumulated
   amortization of $75,609 and $72,200,
   respectively                                   50,815        68,725
  Other assets of discontinued operations             --       294,500
                                            ------------  ------------
   Total assets                             $ 22,483,287  $ 26,417,352
                                            ============  ============

    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Capital lease obligations                 $     29,266  $     56,810
  Accounts payable                             1,378,168     1,768,859
  Accrued expenses                             1,787,160     2,415,990
  Current liabilities of discontinued
   operations                                      6,864        23,169
                                            ------------  ------------
   Total current liabilities                   3,201,458     4,264,828
  Capital lease obligations, net of current
   portion                                        81,083        81,083
                                            ------------  ------------
  Total liabilities                            3,282,541     4,345,911
                                            ------------  ------------

 Commitments and contingencies                        --            --

 Stockholders' equity:
  Preferred stock, $.01 par value--
   Authorized--5,000,000 shares issued and
   outstanding--none                                  --            --
  Common stock, $.01 par value--
   Authorized--50,000,000 shares issued and
   outstanding--36,770,104 shares and
   35,647,512 shares at December 31, 2008
   and March 31, 2008, respectively              367,701       356,474
  Additional paid-in capital                  80,274,826    77,477,690
  Accumulated deficit                        (61,441,781)  (55,762,723)
                                            ------------  ------------
   Total stockholders' equity                 19,200,746    22,071,441
                                            ------------  ------------
   Total liabilities and stockholders'
    equity                                  $ 22,483,287  $ 26,417,352
                                            ============  ============

 (a) Restated for discontinued operations

                VISION-SCIENCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

                       Three Months Ended         Nine Months Ended
                          December 31,              December 31,
                    ------------------------  ------------------------
                       2008        2007(a)       2008        2007(a)
                    -----------  -----------  -----------  -----------

 Net sales          $ 3,610,033  $ 1,844,749  $ 9,090,956  $ 7,402,150
 Cost of sales        2,845,386    1,397,911    7,451,968    5,135,257
                    -----------  -----------  -----------  -----------
  Gross profit          764,647      446,838    1,638,988    2,266,893

 Selling, general
  and administrative
  expenses            2,426,591    1,858,100    7,692,873    5,607,068
 Research and
  development
  expense             1,478,402      649,689    4,163,289    2,610,343
 Reversal of
  restructuring
  charge                     --           --      (97,856)          --
                    -----------  -----------  -----------  -----------
  Loss from
   operations        (3,140,346)  (2,060,951) (10,119,318)  (5,950,518)

 Interest income         85,029      288,637      237,352      857,749
 Interest expense            --       (7,011)     (15,926)      (7,011)
 Other income
  (expense), net         12,094      132,036       35,863      717,351
 Gain on sale of
  product line, net
  of direct costs            --           --    4,985,411           --
 Loss in equity
  investment                 --     (118,912)          --     (332,006)
                    -----------  -----------  -----------  -----------
 Loss before
  provision for
  income taxes       (3,043,223)  (1,766,201)  (4,876,618)  (4,714,435)
 Provision for
  income taxes            9,861      180,000       18,983           --
                    -----------  -----------  -----------  -----------
 Loss before
  discontinued
  operations         (3,053,084)  (1,946,201)  (4,895,601)  (4,714,435)
 Loss from
  discontinued
  operations, net       (10,066)     (53,451)    (783,457)     (53,451)
                    -----------  -----------  -----------  -----------
  Net Loss          $(3,063,150) $(1,999,652) $(5,679,058) $(4,767,886)
                    ===========  ===========  ===========  ===========

 Basic and diluted
  (loss) per common
  share

  From continuing
   operations       $     (0.08) $     (0.06) $     (0.14) $     (0.13)
  From discontinued
   operations                --           --        (0.02)       (0.01)
                    -----------  -----------  -----------  -----------
  Net (loss)        $     (0.08) $     (0.06) $     (0.16) $     (0.14)
                    ===========  ===========  ===========  ===========
 Weighted Average
  Shares Used in
  Computing net
  (Loss) per common
  share              36,754,852   35,263,031   36,208,808   35,263,031
                    ===========  ===========  ===========  ===========

 (a) Restated for discontinued operations

CONTACT:  Vision-Sciences, Inc.
          Katherine Wolf, CFO
          845-365-0600